- PRESS RELEASE -


Contact:     Thorsten Frauenpreiss
             Gunther Braun
             Rofin-Sinar
             734-455-5400
             - or -
             011-49-40-733-63-256


ROFIN-SINAR REPORTS RESULTS FOR THIRD QUARTER FISCAL 2003


Plymouth, MI / Hamburg, Germany, August 6, 2003 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high performance laser beam sources and laser-based solutions, today announced the results for its fiscal third quarter and nine months ended June 30, 2003.


FINANCIAL HIGHLIGHTS
(in thousands, except per share data)

                     Three months ended            Nine months ended
                    6/30/03   6/30/02  % Change    6/30/03    6/30/02 % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $ 64,467  $ 55,569   +  16 %   $183,684  $157,738  +  16 %
Net income          $  3,634  $  1 256   + 189 %   $ 10,449  $  2,634  + 297 %
                    --------  --------             --------  --------
Earnings per share
  "Diluted" basis   $   0.30  $   0.11             $   0.88  $   0.23


    The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 12.1 million and 11.6 million for the fiscal quarters ending June 30, 2003 and 2002, and 11.9 million and 11.6 million for the nine month periods ending June 30, 2003 and 2002.


Dr. Peter Wirth, Chairman and CEO, commented, "This is the fourth consecutive quarter that we have reported strong earnings and solid sales numbers despite poor market conditions in North America and the negative effect of the SARS epidemic in Asia. Our macro, micro and marking business all contributed to this quarter's success."






FINANCIAL REVIEW

Third Quarter
For the third quarter ended June 30, 2003, net sales totaled $64.5 million, 16.0% above the comparable period in 2002, and 5.6% above the second quarter of fiscal 2003. Gross profit amounted to 36.6% of net sales compared to 32.3% in the third quarter of fiscal 2002. This was mainly due to a favorable product mix resulting from higher sales for marking and micro applications and lower costs associated with laser diode related products. Net income amounted to $3.6 million, or 5.6% of net sales, compared to $1.3 million, or 2.3% of net sales, in the same period last year. Diluted earnings per share was $0.30 for the quarter.

The weakening of the US-Dollar against the Euro had the effect of increasing net sales by $8.0 million in the current quarter and decreasing net income by $0.5 million.

Net sales of laser products for macro applications increased by 11.5% to $32.9 million, compared to the third quarter 2002, while net sales of lasers for marking and micro applications increased by 21.5% to $31.6 million.

R&D net spending amounted to $4.7 million.


Nine Months
For the nine months ended June 30, 2003, net sales totaled $183.7 million, an increase of 16.5 % over the comparable period in 2002. Gross profit for the nine month period was $69.3 million, $13.4 million higher than the comparable period in 2002. Net income for the nine month period ended June 30, 2003 totaled $10.4 million, with earnings per share of $0.88 on a diluted basis.

The weakening of the US-Dollar against the Euro had the effect of increasing net sales by $20.9 million in the nine months and decreasing net income by $1.0 million.

Net sales of lasers for macro applications increased by $8.1 million or 9.3% to $95.0 million and net sales of lasers for marking and micro applications increased by $17.9 million or 25.3% to $88.7 million in the comparable period.

Net sales in North America in the first nine months decreased by 13.4% and totaled $38.0 million (2002: $43.9 million). In Europe/Asia, net sales showed an increase of 28.0% to $145.7 million (2002: $113.8 million).

Order entry for the third quarter was $65.4 million. This resulted in an order backlog on June 30, 2003 of $61.9 million, about $0.9 million higher than in the previous quarter.


OUTLOOK

"Based on solid order entry and high order backlog, we are confident about our near-term future," commented Dr. Peter Wirth. "We received many inquiries on all of our core product lines (macro, micro and marking) at the 2003 Munich Laser trade show. Our new product offerings attracted high interest, especially our new solid state disc laser for micro applications, which will become commercially available in 2004. In the coming months, we will focus on streamlining our operations in North America and on developing opportunities for growth in this important region."



With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 15,000 laser units installed worldwide and serves more than 2,500 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.

A conference call is scheduled today at 11:00 AM (Eastern) / 5:00 PM (CET). This call is also being broadcast live over the internet in listen-only mode. For live webcasting, go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Abbas Qasim at 212-889-4350 or Mark Walter at +44(0) 207 936 0400)

(Tables to follow)

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three Months             Nine Months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                6/30/03      6/30/02    6/30/03      6/30/02
                               ----------  ----------  ----------  ----------
Cutting/Welding                $  32,860   $  29,529   $  94,988   $  86,898
Marking/Micro                     31,607      26,040      88,696      70,840
                               ----------  ----------  ----------  ----------
Net sales                         64,467      55,569     183,684     157,738
Cost of goods sold                40,859      37,630     114,434     101,860
                               ----------  ----------  ----------  ----------
    Gross profit                  23,608      17,939      69,250      55,878
Selling, general, and
    administrative expenses       12,618      11,117      36,601      33,179
Goodwill and intangibles
    amortization                     468         956       1,185       2,773
Research and development expenses  4,725       3,699      13,164       9,935
                               ----------  ----------  ----------  ----------
    Income from operations         5,797       2,167      18,300       9,991
Other expense (income)           (   108)    (   733)         73       1,380
                               ----------  ----------  ----------  ----------
    Income before income taxes
      and minority interest        5,905       2,900      18,227       8,611
Income tax expense                 1,909       1,586       7,111       5,376
                               ----------  ----------  ----------  ----------
    Income before minority
        interest                   3,996       1,314      11,116       3,235
Minority interest                    362          58         667         601
                               ----------  ----------  ----------  ----------
    Net income                  $  3,634    $  1,256    $ 10,449    $  2,634
                               ==========  ==========  ==========  ==========
Net income per common
  Share "diluted" basis         $   0.30    $   0.11    $   0.88    $   0.23


    The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 12.1 million and 11.6 million for the fiscal quarters ending June 30, 2003 and 2002, and 11.9 million and 11.6 million for the nine month periods ending June 30, 2003 and 2002.

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

 (dollars in thousands)
                                                   (Unaudited)    (Audited)
                                                       At            At
                                                     6/30/03       9/30/02
                                                   -----------   -----------
ASSETS
  Cash and cash equivalents                          $ 36,179       $ 20,312
  Trade accounts receivable, net                       59,522         58,274
  Inventories net                                      88,369         74,290
  Other current assets                                 10,931         11,016
                                                   -----------     ----------
    Total current assets                              195,001        163,892

Property and equipment, net                            27,471         24,689
Other non-current assets                               58,385         52,234
                                                   -----------     ----------
    Total non-current assets                           85,856         76,923
                                                   -----------     ----------
    Total assets                                    $ 280,857      $ 240,815
                                                   ===========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                   $  25,906      $  22,544
  Accounts payable, trade                              13,491         12,798
  Other current liabilities                            54,787         46,889
                                                   -----------     ----------
    Total current liabilities                          94,184         82,231

Long-term debt                                         44,002         40,591
Other non-current liabilities                          11,291          9,575
                                                   -----------     ----------
    Total liabilities                                 149,477        132,397

    Net stockholders' equity                          131,380        108,418
                                                   -----------     ----------
    Total liabilities and stockholders' equity      $ 280,857      $ 240,815
                                                   ===========     ==========


The Company`s conference call will include discussions relative to the current quarter results and some comments regarding forward looking guidance on future operating performance.








"Safe Harbor" Statement Under the Private Securities Litigation Reform Act. Certain information in this press release, that relates to future plans, market conditions, events, performance, tax issues and others, is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as "anticipate", "believe", "estimate", "expect", "intend", "plan" and "objective" and other similar expressions. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements. These forward looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.